                           CERTIFICATE OF DESIGNATION,

                        POWERS, PREFERENCES AND RIGHTS OF

                            SERIES A PREFERRED STOCK

                            PAR VALUE $.01 PER SHARE

                                       OF

                               booktech.com, inc.

                               -------------------

                   Pursuant to Section 78.1955 of the General
                     Corporation Law of the State of Nevada

                               -------------------


IT IS HEREBY CERTIFIED that:

      1. The name of the company (hereinafter called the "Company") is booktech.com, inc. a corporation organized and existing under the General Corporation Law of the State of Nevada.

      2. The articles of incorporation of the Company (the "Articles of Incorporation") authorize the issuance of five million (5,000,000) shares of preferred stock, $.01 par value per share (the "Preferred Stock"), and expressly vest in the Board of Directors of the Company the authority provided therein to issue any or all of such shares in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

      3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, and pursuant to the provisions of Section
78.1955 of the General Corporation Law of the State of Nevada, has adopted the resolutions set forth below creating a Series A issue of Preferred Stock:

      RESOLVED, that two million one hundred and thirty five thousand three hundred and one (2,135,301) shares of the five million (5,000,000) authorized shares of Preferred Stock of the Company shall be designated Series A Preferred Stock, $.01 par value per share, and shall possess the rights and preferences set forth below:

      Section 1. Designation and Amount; Dividends.

      a. Designation and Amount. The shares of such series shall have a par value of $.01 per share, and shall be designated as Series A Preferred Stock (the "Series A Preferred Stock"). The number of shares constituting the Series A Preferred Stock shall be two million one hundred and thirty five thousand three hundred and one (2,135,301). The Series A Preferred

Stock shall be issued or offered at a purchase price of one dollar fifty ($1.50) per share (the "Original Issue Price").

            b. Dividends. (i) The holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends from the Issue Date accumulating at the rate of eight percent (8.00%) of the Liquidation Preference per share per annum, payable annually in arrears on January 1 of each year or, if any such date is not a Business Day, on the next succeeding Business Day (each, a "Dividend Payment Date"), to the holders of record of such shares of Series A Preferred Stock as of the next preceding December 15 (each, a "Record Date"). Dividends shall be paid to any holder of Series A Preferred Stock only by the issuance of shares of the Company's Common Stock, with the number of shares of Common Stock issued to be determined based upon the Current Market Price of the Company's Common Stock during the twenty-five (25) Trading Days immediately prior to the Dividend Payment Date. The issuance of such shares of Common Stock shall constitute "payment" of the dividend for all purposes of this Certificate of Designation. The first dividend payment on the Series A Preferred Stock shall be payable on January 1, 2001 (except with respect to shares of Series A Preferred Stock converted or redeemed prior to such date, if any). Dividends payable on the Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve (12) thirty (30) day months and will be deemed to accumulate on a daily basis on the Liquidation Preference of the Series A Preferred Stock.

                  (ii) Dividends on the Series A Preferred Stock shall accrue whether or not the Company has earnings or profits and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate.

                  (iii) As used herein, "Current Market Price" shall mean the average of the daily Closing Prices per share of Common Stock for the twenty-five (25) consecutive trading days immediately prior to the date in question. The "Closing Price" with respect to any securities on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the principal notional security exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any National Association of Securities Dealers firm selected from time to time by the Board of Directors for that purpose, or a price determined in good faith by the Board of Directors or, to extent permitted by applicable law, a duly authorized committee thereof, whose determination shall be conclusive.


      Section 2. Rank. The Series A Preferred Stock shall rank: (i) junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series A Preferred Stock (the "Senior Securities"); (ii) prior to all of the Common Stock; (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series A Preferred Stock of whatever subdivision (collectively, with the Common Stock, the "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("Parity Securities") in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

      Section 3.  Liquidation Preference.

            (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series A Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Articles of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, (i) an amount per share equal to the sum of the Original Issue Price and (ii) an amount equal to any accrued but unpaid Dividends. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series A Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series A Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series A Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Articles of Incorporation and any certificate(s) of designation relating thereto.

            (b) Upon the completion of the distribution required by Section 3(a), if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Articles of Incorporation, including any duly adopted certificate(s) of designation.

            (c) At each Holder's option, a sale, conveyance or disposition of all or substantially all the assets of the Company to a private entity, the common stock of which is not publicly traded, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3; provided, however, that an event described in the prior clause that the Holder does not elect to treat as a liquidation and a consolidation, merger, acquisition, or other business combination of the Company with or into any other company or companies shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section 3, but instead shall be treated pursuant to Section 4(c) hereof (a Holder who elects to have the transaction treated as a liquidation is herein referred to as a "Liquidating Holder").

            (d) Prior to the closing of a transaction described in Section 3(c) which would constitute a liquidation event, the Company shall either (i) make all cash distributions it is required to make to the Liquidating Holders pursuant to the first sentence of Section 3(a), (ii) set aside sufficient funds from which the cash distributions required to be made to the Liquidating Holders can be made, or (iii) establish an escrow or other similar arrangement with a third party pursuant to which the proceeds payable to the Company from a sale of all or substantially all the assets of the Company will be used to make the liquidating payments to the Liquidating Holders immediately after the consummation of such sale. In the event that the Company has not fully complied with any of the foregoing alternatives, the Company shall either: (x) cause such closing to be postponed until such cash distributions have been made, or (y) cancel such transaction, in which event the rights of the Holders or other arrangements shall be the same as existing immediately prior to such proposed transaction.

      Section 4. Conversion of Series A Preferred Stock. The record Holders of the Series A Preferred Stock shall have conversion rights as follows:

            (a) Right to Convert. Each record Holder of Series A Preferred Stock shall be entitled to convert whole shares of Series A Preferred Stock into Common Stock as follows: three and one-half (3 1/2) shares of Series A Preferred Stock are convertible into one fully-paid and non-assessable share of Common Stock, subject to adjustment as provided in Section 4(c) hereof. The number of shares of Common Stock issuable upon conversion of one share of Series A Preferred Stock is hereafter referred to as the "Conversion Rate."

            (b) Mechanics of Conversion. In order to convert Series A Preferred Stock into full shares of Common Stock, the Holder shall (i) fax a copy of a fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company or to the Company's designated transfer agent (the "Transfer Agent") for the Series A Preferred Stock, stating that the Holder elects to convert, which notice shall specify the date of conversion, the number of shares of Series A Preferred Stock to be converted, the Conversion Rate and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) surrender to a common courier for either overnight or two
(2) day delivery to the office of the Company or the Transfer Agent, the original certificates representing the Series A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion, unless either the Preferred Stock Certificates are delivered to the Company or the Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subsection 4(b)(i) below).

                  (i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificates, if mutilated, the Company shall execute and deliver new Preferred Stock Certificates of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests the Company to convert such Series A Preferred Stock into Common Stock.

                  (ii) Delivery of Common Stock Upon Conversion. The Company no later than 6:00 p.m. (Pacific time) on the third (3rd) business day after receipt by the Company or its Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost, stolen or destroyed certificates, if required), shall issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

                  (iii) Date of Conversion. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date such Notice of Conversion is faxed to the Company or the Transfer Agent, as the case may be, provided that the advance copy of the Notice of Conversion is faxed to the Company on or prior to 6:00 p.m., New York City time, on the Date of Conversion. The original Preferred Stock Certificates representing the shares of Series A Preferred Stock to be converted shall be surrendered by depositing such certificates with a common courier for either overnight or two (2) day delivery, as soon as practicable following the Date of Conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Date of Conversion.

            (c)   Adjustment to Conversion Rate.

                  (i) Adjustment to the Conversion Rate due to Stock Split, Stock Dividend or Other Similar Event. If, prior to the conversion of all the Series A Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend or other similar event, the Conversion Rate shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Rate shall be proportionately increased.

                  (ii) Adjustment Due to Consolidation, Merger, Exchange of Shares, Recapitalization, Reorganization or Other Similar Event. If, prior to the conversion of all the Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of Common

Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all of the Company's assets that is not deemed to be a liquidation pursuant to Section 3(c), then the Holders of Series A Preferred Stock thereafter shall have the right to receive upon conversion of Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series A Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Rate and of the number of shares issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 4(c)(ii) unless (a) it first gives thirty (30) calendar days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event (during which time the Holder shall be entitled to convert its shares of Series A Preferred Stock into Common Stock to the extent permitted hereby) and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation of the Company under this Certificate of Designation, including the obligation of this subsection 4(c)(ii).

                  (iii) No Fractional Shares. If any adjustment under this
Section 4(c) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares of Series A Preferred Stock.

      Section 5. Voting Rights. The Holders of the Series A Preferred Stock shall be entitled to vote, together with the holders of Common Stock acting as a single class, and may otherwise participate in any proceeding in which actions shall be taken by the Company or the stockholders thereof or be entitled to notification as to any meeting of the stockholders. Each set of five shares of the Series A Preferred Stock shall have one vote.

      Section 6. Protective Provision. So long as shares of Series A Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by the General Corporation Law of Nevada) of the Holders of at least a majority of the then-outstanding shares of Series A Preferred Stock:

                  (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, including, but not limited to, the creation or authorization of any Senior Securities;

                  (b) increase the size of the authorized number of Series A Preferred Stock; or

                  (c) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the Holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

      In the event Holders of a majority of the then-outstanding shares of Series A Preferred Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (a) above, so as to affect adversely the Series A Preferred Stock, then the Company will deliver notice of such approved alteration or change to the Holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series A Preferred Stock subject to the approved alteration or change of the rights, preferences or privileges of the Series A Preferred Stock.

      Section 7. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be issuable by the Company as Series A Preferred Stock.

      Section 8. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one (1) or more series of preferred stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series A Preferred Stock.

                           [SIGNATURE PAGE TO FOLLOW]

      IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed on its behalf by its President this ____ day of March, 2000.

                                       booktech.com, inc.

                                       By:
                                          -------------------------------------

                                          Name:  Joel Dumaresq
                                          Title: President